NEWS RELEASE

Contact:	Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
214.494.3811
Shelley.whiddon@alliancedata.com

Epsilon
Jessica Simon – Media
212.457.7135
jsimon@epsilon.com

KELLOGG COMPANY AND ALLIANCE DATA’S EPSILON BUSINESS ENTER AGREEMENT TO ENHANCE CRM INITIATIVES

DALLAS, Texas (Aug. 23, 2011) – Kellogg Company (NYSE: K) has partnered with Epsilon, a subsidiary of Alliance Data Systems Corporation (NYSE: ADS) and a leading provider of loyalty and marketing solutions derived from transaction-rich data, to help enhance Kellogg’s CRM activities and further increase customer engagement.

“Epsilon has the global reach, real-time capabilities and CRM expertise in the consumer packaged goods industry that makes them the best partner for Kellogg to further increase consumer engagement across all of our brands,” said Larry Bruck, Kellogg Senior Vice President of Global Media and Marketing Operations. “By partnering with Epsilon, we will leverage consumer opt-in information to build deeper and more valuable relationships with our consumers by creating highly personalized experiences with each individual.”

Under the terms of the new agreement, Epsilon will build and host a global real-time consumer web portal and preference engine where consumers can sign up for communications from Kellogg Company’s brands across North America, Latin America, Europe and Asia Pacific, and through multiple channels including email, web and mobile. Epsilon will also build and host a consumer relationship management and analytical platform, allowing Kellogg marketers to analyze customer behavior, and design and execute marketing programs to drive consumer engagement. The programs will be personalized based on consumers’ stated preferences, demographics and stated or inferred needs.

“Kellogg is a well-established consumer packaged goods leader, and we are excited to work with them,” said Bryan Kennedy, president of Epsilon. “For consumer packaged goods companies, multichannel marketing presents a unique set of challenges – transactional data is often difficult to obtain, and purchases are typically not made online. Leveraging popular communication channels such as mobile, email, social media and the web are vital for creating brand engagement and building loyalty rather than simply driving purchase transactions in those channels, and Epsilon has the capabilities and expertise to drive success in these marketing channels. With a long history of innovation and some of the most trusted global brands, Kellogg has developed a vast consumer following.  Epsilon’s marketing solutions will help Kellogg establish even deeper relationships with consumers and engage them on a one-to-one basis across a variety of channels.”

About Epsilon
Epsilon is the industry’s leading marketing services firm, with a broad array of data-driven, multichannel marketing solutions that leverage consumer insight to help brands deepen their relationships with customers. Services include strategic consulting, acquisition and customer database technologies, loyalty management, proprietary data, predictive modeling and a full range of direct and digital agency services, including creative, interactive web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world's largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

About Kellogg Company
For more than 100 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. Kellogg Company, with 2010 sales of more than $12 billion, is the world's leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles and veggie foods. Kellogg Company's beloved brands, which are manufactured in 18 countries and marketed in more than 180 countries, include Kellogg's®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, All-Bran®, Mini-Wheats®, Nutri-Grain®, Rice Krispies®, Special K®, Chips Deluxe®, Famous Amos®, Sandies®, Austin®, Club®, Murray®, Kashi®, Bear Naked®, Morningstar Farms®, Gardenburger® and Stretch Island®. For more information on the Kellogg Company, including our corporate responsibility initiatives, visit www.kelloggcompany.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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